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                       FIRST AMENDMENT TO JOINT OPERATING
                         AGREEMENT OF 1 ST AUGUST, 1995
                     RELATING TO OIL PROSPECTING LICENCE 75

This FIRST AMENDMENT (the "First Amendment") TO JOINT OPERATING AGREEMENT OF 1ST AUGUST, 1995 RELATING TO OIL PROSPECTING LICENCE 75 is entered into on the 14th day of January, 1996 by and between ATLAS PETROLEUM INTERNATIONAL LIMITED ("Atlas") and SUMMIT OIL & GAS WORLDWIDE L TD. ("SOGW").

Atlas, as Operator, and SOGW, as Technical Advisor, entered into that certain Joint Operating Agreement of 1 st August, 1995 Relating to Oil Prospecting Licence 75 (the "JOA") to govern all continuing operations on Oil Prospecting Licence 75 covering Block 75 off the coast of the Federal Republic of Nigeria ("OPL 75");

Atlas and SOGW have successfully drilled 2 wells on OPL 75 called the Ejulebe Nos. 1 & 2 Wells located in the northeast section of OPL 75 in an area known as the Ejulebe Field;

CXY Nigeria Oilfield Services Ltd. ("CXY"), a Barbados corporation and wholly owned subsidiary of Canadian Occidental Petroleum Ltd., proposed that Atlas and SOGW subcontract CXY to provide certain service operations on OPL 75 to Atlas and SOGW;

Atlas and SOGW have reached an agreement with CXY which sets for the terms and conditions of the agreements pursuant to which Atlas and SOGW will engage CXY to provide certain services to Atlas and SOGW as service subcontractor (the "CXY Service Subcontract"). Defined terms from the CXY Service Subcontract, if not defined herein or the JOA, are adopted by reference.

The Board of Directors of Atlas, SOGW and CXY and the Management Committee for the Atlas/Summit Venture for OPL 75 have each approved the terms of the CXY Service Subcontract and authorized the respective parties to enter into the CXY Service Subcontract. The Board of Directors of Atlas and SOGW have each also approved the terms of this First Amendment.

SOGW has agreed to relinquish certain rights it has under the JOA with respect to the activities to be covered under the CXY Service Subcontract. Under the JOA, SOGW is relieved of certain funding obligations:

Atlas and SOGW have agreed to amend the JOA by this First Amendment to implement their agreements with respect to the CXY Service Subcontract.

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NOW, THEREFORE, in consideration of these premises and the mutual agreements and undertakings herein set forth, Atlas and SOGW agree to amend the JOA for all activities conducted under the CXY Service Subcontract as set forth below. All operations conducted or to be conducted on areas not subject to the CXY Service Subcontract (or a similar service subcontract with CXY) shall continue to be operated under the JOA and the amendments provided for below shall not apply to such areas.

SERVICE SUBCONTRACT WITH CXY: Pursuant to the terms and conditions of the CXY Service Subcontract, CXY shall serve as service subcontractor to Atlas and SOGW. Atlas shall continue as Operator and SOGW as Technical Advisor for OPL
75. The CXY Service Subcontract only covers the Ejulebe Field Area (15,000 acres) and two additional Exploration Blocks of approximately 15,000 acres, it also shall cover for purposes of the seismic survey only, the area of OPL 75 covered by the seismic survey. All other operations on OPL 75 shall continue to be conducted pursuant to the terms of the JOA.

Agreements with Respect to Specific Provisions of CXY Service Subcontract

1. Additional Prospects.

In the event Atlas and SOGW agree to engage CXY to develop other areas of OPL 75 consisting of approximately 15,000 acres (an "Additional Prospect") under a service subcontract with CXY, such service subcontract shall be on terms mutually agreeable to all Parties.

2. Capital Costs.

SOGW shall endeavor to refinance the Capital Costs under the CXY Service Subcontract after one year on terms which must be acceptable to both Atlas and SOGW.

Payout under the JOA. The provisions regarding Payout under the JOA shall remain unchanged until Payout. Subject to verification by the Subcommittee for Cost Verification, Payout shall occur when SOGW has recovered all costs and expenses incurred by SOGW under the JOA. The charges related to the Ejulebe NO.2 Well which are, under the CXY Service Subcontract to be treated as a Capital Cost at the Effective Date shall not be included in the Payout amount. To the extent SOGW advances its own funds to fund operations under the JOA, SOGW shall continue to be entitled to the charges provided for under the JOA.

Amendments to JOA

Article 3 -Participating Interest and Cost Sharing Agreements.

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Section 3.1 -Insert at the end of Section 3.1:

After Payout, SOGW hereby relinquishes to Atlas seven and half (7 1/2%) percent of its participating interest in areas of OPL 75 covered by the CXY Service Subcontract. This brings the interest of the parties after Payout to Atlas seventy-seven and half percent (77 1/2% ), Summit twenty-two and half percent (22 1/2%) with respect to and only with respect to the CXY Contract Area under the CXY Service Subcontract.

Section 3.2 -Insert at the beginning of Section 3.2:

For activities under CXY Service Subcontract, all Petroleum Costs, all costs of well incurred on any Oil Mining Lease relating to OPL 75 and all Operating Costs shall be provided by CXY, not SOGW.

Section 3.2.4 -Insert new Section 3.2.4:

SOGW shall continue to be responsible for the monthly stipend of $20,000 per month for operation of the Atlas office prior to Payout; provided that upon commencement of initial production from OPL 75, SOGW shall fund an additional $20,000 per month until the obligation to fund overhead expires.

Section 3.3 -Add to the end of Section 3.3:

After Payout, Atlas and SOGW shall each be responsible for overhead of their respective operations.

Nothing in this agreement prevents Atlas or Summit from solely funding operations in the Contract Area pursuant to the terms of Exhibit "E" of the JOA.

Article 5 -Annual Work Programs and Budgets.

Section 5.1 -Insert at the beginning of Section 5.1:

For all activities under the CXY Service Subcontract, proposals for Joint Programs and Joint Budgets, which are referred to as Development Plans, Work Programs and Budgets therein, shall be prepared by CXY in consultation with Atlas and approvals thereof shall be in accordance with the terms of the CXY Service Subcontract.

Section 5.4 -Insert at the beginning of Section 5.4:

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For all activities under CXY Service Subcontract, AFE's shall be governed by the procedures set out in the CXY Service Subcontract.

Article 6 -Rights and Obligations of the Parties.

Under Technical Advisor (Section 6.1), add after the first sentence in the introduction:

For all activities under the CXY Service Subcontract, funding both before and after Payout for both Atlas and SOGW shall be provided by CXY; however, SOGW shall continue to be responsible for the monthly stipend of $20,000 for overhead of the Atlas office prior to Payout which shall increase in accordance with Section 3.2.4 above.

Under Technical Advisor (Section 6.1) add as new subparagraph (m);

(m) For all activities under the CXY Service Contract, SOGW shall continue to advise Atlas as Technical Advisor.

Under Section 6.2 (Operator), add after the first sentence in the introduction:

For all activities under the CXY Service Subcontract, all activities shall be conducted under the general direction of Atlas as Operator by CXY as service subcontractor, with advice from SOGW as Technical Advisor.

Article 7 -Management Committee.

The provisions regarding the Management Committee remains the same except that presentations concerning discoveries on the Ejulebe Field or either Exploration Block as to proposed work programs and budgets shall be presented to Atlas and SOGW by CXY for approval.

Article 8 -Insurance.

As to all activities conducted under the CXY Service Subcontract, Atlas and SOGW shall require that CXY provide all necessary and appropriate insurance coverage (including coverage for secondees) and add Atlas and SOGW as additional insureds.

Article 9 -Costs and Accounting.

Except as modified by the CXY Service Subcontract and as follows, the accounting procedures and the allocation of cost recovery rights shall remain as stated in Article 9 of the JOA.

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Section 9.4.4

Section 9.4.4 which provides for a Reserve Fund, shall not apply with respect to all activities under the CXY Service Subcontract.

Section 9.4.5  - Add as (iii);

(iii) The provisions of Section 9.4.5 shall continue in full force and effect until Payout; the amount which constitutes Payout shall be subject to verification by the Cost Verification Subcommittee of the Management Committee and shall be reduced by any of Past Costs actually reimbursed to SOGW by CXY under the CXY Service Subcontract.

Article 10 -Disposal of Petroleum.

Section 10.1 -Insert at the beginning of Section 10.1:

The rights of the parties to dispose of Petroleum both before and after Payout shall be modified by the CXY Service Subcontract with respect to Petroleum produced from areas operated under the CXY Service Subcontract.

Article 17.3

In all cases in the CXY Service Subcontract or the Brokerage Agreement where Atlas and Summit are required to nominate an arbitrator, the operator shall exercise such rights.

Under Article 7 of the CXY Service Subcontract, the operating Committee established thereby is composed of 1 representative of Operator and 1 representative of Technical Advisor before Payout. Decisions of the Operating Committee before Payout shall be unanimous. After Payout, the representation of Operator on the Operating Committee shall increase from 1 to 2 representatives and decisions of the Operating Committee after Payout shall be by majority vote.

Exhibit C -Accounting Procedure

The Accounting Procedures in Exhibit C are modified by and amended to the extent required to accommodate the provisions of CXY Service Subcontract.

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Exhibit D -Technical Services.


Section 2 -Duties and Responsibilities.

The duties and responsibilities of the Technical Advisor are modified with respect to areas covered by the CXY Service Subcontract. Under those areas covered by the CXY Service Subcontract, activities shall be conducted by CXY. Plans and budgets for such activities shall be prepared by CXY and must be approved by Atlas and SOGW.

Section 4.1 -Cost of Services

As to all activities conducted under the CXY Service Subcontract, the provision entitling SOGW as Technical Advisor to charge 105% of actual goods and services is deleted.

Section 4.2 -Administrative Overhead.

As to all operations conducted under the CXY Service Subcontract, the provisions entitling SOGW as Technical Advisor to charge 8% of Exploration and Drilling Costs, 6% of Development Expenditures and 5% of Operating Expenses as Administrative Overhead are deleted.

Interest on Funds Advanced by CXY

With respect to all funds advanced by CXY under Service Subcontract, SOGW shall not be entitled to assess any interest charge under the JOA.

IN WITNESS WHEREOF, Atlas and SOGW have executed this First Amendment this 14th day of January, 1996.

ATLAS PETROLEUM INTERNATIONAL LIMITED


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BY Prince Arthur Eze, Chairman



SUMMIT GAS & OIL WORLDWIDE LTD.



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BY:
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ITS:
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OPL 75 1st Amendment to JOA
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